EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement on Form S-8 (No. 33-96816) of Central Garden & Pet Company of our report dated June 23, 2005 (which report includes an explanatory paragraph relating to the modified cash basis of accounting), with respect to the financial statements and supplemental schedule of the Central Garden & Pet Company Investment Growth Plan included in this Annual Report on Form 11-K for the year ended December 31, 2004.

/s/ ARMANINO McKENNA LLP

San Ramon, California

June 29, 2005